Exhibit 1

(Information provided as of June 23, 2003 in response
to Items 2 through 6 of Schedule 13D)
Executive Officers and Directors of
American Israeli Paper Mills Ltd.
Address is:  1 Meizer St. Industrial Zone, Hadera, Israel
(citizenship the same as country of residence unless otherwise noted)

Name and Address	Position	Principal Occupation

Yaacov Yerushalmi Kfar Hogla	Chairman of the Board	CEO of AIPM until April 2003, Chairman or V. Chairman of subsidiaries and affiliates of AIPM.(1)

Leon Recanati, Azrieli Center 3, Triangular building, 43rd floor,Tel Aviv, Israel	Director	Manager of Companies

Meir Shannie, Azrieli Center 3, Triangular building, 43rd floor, Tel Aviv, Israel	Director	Businessman

Michael Dorsman, Einstein 40 5th floor, Ramat-Aviv, Tel Aviv, Israel	Director	Businessman

Miri Lent-Sharir, 2 Zvia Lubatkin st. Kfar- Saba, Israel	Director	Businesswoman

Amos Mar-Haim, 53 Hashalom Rout, Givataim, Israel	Director	Director of Companies

Name and Address	Position	Principal Occupation

Gezy Kaplan, Kibbutz Lochamei- Hagetaot, Israel	Director	CEO of Tivall (1993) Ltd. and Deputy Managing Director of Osem Group

Shmuel Rotem, 11 Hasnunit St. Hofit, Israel	Director	Director of Companies

Avi Patir, 1 Meizer St. Industrial Zone, Hadera, Israel	CEO	CEO of AIPM(2)

Israel Eldar, 1 Meizer St. Industrial Zone, Hadera, Israel	Controller	Controller of AIPM(3)

Ofra Gorni, 1 Meizer St. Industrial Zone, Hadera, Israel	Business Development	Business Development of AIPM

Lea Katz, 1 Meizer St. Industrial Zone, Hadera, Israel	Legal Counsel and Corporate Secretary	Legal Counsel and Corporate Secretary of AIPM

Gabi Kenan, 1 Meizer St. Industrial Zone, Hadera, Israel	Deputy General Manger	Deputy General Manger of AIPM

Pinhas Rimon, 1 Meizer St. Industrial Zone Hadera, Israel	General Manager of Packaging Paper & Recycling Division	General Manager of Packaging Paper & Recycling Division of AIPM

Gideon Liberman, 1 Meizer St. Industrial Zone, Hadera, Israel	General Manager of Development & Infrastructure Division	General Manager of Development & Infrastructure Division of AIPM

(1) Mr. Yerushalmi is a director of the Issuer.

(2) Mr. Patir is a director of the Issuer.

(3) Mr. Eldar is a director of the Issuer.

Based upon information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.